Filed Pursuant to Rule 433

Registration No. 333-207463

August 4, 2017

MURPHY OIL CORPORATION

Pricing Term Sheet

$550,000,000 5.750% Notes due 2025

This Pricing Term Sheet dated August 4, 2017 to the Preliminary Prospectus Supplement (the “Preliminary Prospectus Supplement”) dated August 3, 2017 of Murphy Oil Corporation is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

Issuer:	Murphy Oil Corporation

Ratings: (Moody’s / S&P / Fitch)*:	Ba3 / BBB- / BB

Security Type:	Senior Unsecured Notes

Pricing Date:	August 4, 2017

Settlement Date**:	August 18, 2017 (T+10)

Maturity Date:	August 15, 2025

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2018

Record Dates:	February 1 and August 1

Principal Amount:	$550,000,000

Benchmark:	UST 2.000% due August 15, 2025

Spread to Benchmark:	+ 358 bps

Yield to Maturity:	5.750%

Coupon:	5.750%

Public Offering Price:	100.000%, plus accrued interest from August 18, 2017

Optional Redemption:

Make-whole redemption at Treasury Rate + 50 basis points prior to August 15, 2020

On or after August 15, 2020, at the redemption prices set forth below (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest on the principal amount of the notes being redeemed to, but not including, the redemption date during the twelve-month period beginning on August 15 of the years indicated below:

	Period	Redemption Price

	2020	104.313%

	2021	102.875%

	2022	101.438%

	2023 and thereafter	100.000%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	626717 AJ1 / US626717AJ13

Joint Physical Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Joint Book-Running Managers:	BNP Paribas Securities Corp. DNB Markets, Inc. MUFG Securities Americas Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC Goldman, Sachs & Co. LLC

Co-Managers:	Regions Securities LLC Capital One Securities, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

** It is expected that delivery of the notes will be made against payment therefor on or about August 18, 2017, which is the tenth business day following the date hereof (such settlement cycle being referred to as “T+10”). Under Rule15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the date of delivery hereunder should consult their own advisors.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533.